RESIGNATION OF

The Director, and CEO

of

TOKEN COMMUNITIES LTD.

The following is a true copy of the Director and Chief Executive Officer’s Resignation from the Corporation, held this 2nd day of April, 2019;

         WHEREAS the undersigned was appointed as Director, Chief Executive of the Corporation and has served in said capacity to date, he has determined at this time to formally RESIGN these positions effective immediately. At the same time, he has been honored to have been offered, and ACCEPTED the position of CHIEF TECHNICAL OFFICER.

By affixing, his signature hereto, officially as his last corporate act in said positions, DOES HEREBY RESIGN from the positions of Chief Executive Officer and Director. This Resignation is not the result of any dispute with management.

The Board shall choose a new Chief Executive Officer at a time and place of its choosing.

DATED:  2nd April, 2019

_____________________

Alexander Lightman,

TOKEN COMMUNITIES LTD.